Exhibit 99.1

Agricon Global Corporation Announces Signing Letter of Intent to Merge with Africa Farmlands, Inc.

Lehi, Utah, January 3, 2012—Agricon Global Corporation (Agricon) (OTC BB: AGRC), announced today its execution of a Letter of Intent (LOI) to merge with Africa Farmlands, Inc. (AFL), an Iowa Corporation, by acquiring all issued and outstanding shares of AFL and controlling interest in its two Ghanaian Subsidiaries.

Bob Bench, President of Agricon said: “This is a very positive move for both Agricon and AFL. Agricon has identified and negotiated terms to acquire long term leases on 12,000 hectares of agricultural properties in Ghana and just completed the acquisition of the first 3,200 hectares in December 2012, which it plans to start clearing operations early this year. AFL will add several additional opportunities for the acquisition of over 50,000 hectares, along with several opportunities to acquire existing farms in Ghana. They also bring their significant contacts, and expanded strategy of the formation of large cooperatives in Ghana and other West African countries. The two management teams will complement each other and combined we can move immediately to clear and plant a variety of agricultural crops. We are hopeful that our respective due diligence will lead to a definitive and binding agreement out of this non-binding LOI.”

Tyrone Holmes, President of AFL said: “The merger of AFL into Agricon will give us the ability to expand our operations significantly faster and take advantage of the many opportunities we have pending from our work over the past year in Ghana. We have identified specific opportunities on over 50,000 hectares of farmlands, options on several existing farming operations and plan to open several cooperative hubs in Ghana this year. We can now expand our distributorship opportunities in Ghana to represent major seed and fertilizer companies, equipment, irrigation systems, and building manufacturers related to the Agricultural industry. Through our cooperative hubs we will be able to assist thousands of small independent farmers in Ghana and throughout West Africa to take advantage of modern farming technologies and equipment, have access to processing and storage facilities, and become a central marketing partner for the sales of their products.”

If the LOI leads to a completed agreement, Agricon will issue 25,000,000 unregistered shares of its common stock to acquire all of the shares, presently outstanding of AFL. The terms of the agreement will require that AFL and its associates complete a private placement of Agricon common stock in an amount of not less than $10 million. If the acquisition and private placement are completed on the terms contemplated, the Company would have 43,874,841 shares issued and outstanding--prior to any share issuances for the anticipated $10 million private investment in public equity (PIPE), and future funding needs—of which current Agricon shareholders would own approximately 43%.

If the LOI leads to a completed agreement, Two of Agricon’s present board members will resign and three new board members will be appointed. Agricon expects its present management team to remain and be augmented by AFL management team.

About Agricon Global Corporation

Agricon is a development stage smaller reporting public company that recently acquired 100% interest in CPGL, based in Ghana West Africa. Agricon has located over 12,000 hectares (30,000 acres) of agricultural land, with options to double the amount in the future. In December 2012 Agricon acquired the first 3,200 hectares, and plans to begin clearing operations in early 2013. It proposes to cultivate and harvest several rotation crops including maize (corn), sunflower, soya and canola. See www.agriconglobal.com for additional information.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	Agricon Global Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@agriconglobal.com
bbench@agriconglobal.com